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Exhibit 10.9

NONCOMPETITION AGREEMENT

        THIS AGREEMENT is made and entered into as of the 16 day of May, 1996, by and between CABELA'S INCORPORATED, a Nebraska corporation ("Cabela's"), GANDER MOUNTAIN, INC., a Wisconsin corporation ("GMI"), and GMO, Inc., a Wisconsin corporation and a wholly owned subsidiary of GMI ("GMO") (GMI and GMO are collectively herein referred to as "Gander Mountain").

        WHEREAS, Gander Mountain, through GMI and GMO, is engaged (among other businesses) in the business of selling hunting, fishing and camping equipment and other outdoor sporting and recreational goods, apparel and services through mail order catalogs and other direct marketing techniques (the "Catalog Division");

        WHEREAS, Gander Mountain desires to sell certain of the assets of the Catalog Division set forth herein to Cabela's and Cabela's desires to purchase such assets, all on terms provided in an Asset Purchase Agreement (the "Asset Purchase Agreement") of even date herewith;

        WHEREAS, in connection with the transactions contemplated in the Asset Purchase Agreement, Gander Mountain has agreed to provide a covenant to cease its Catalog Division and not to compete with Cabela's direct marketing business, for the period and on the terms set forth herein; and

        WHEREAS, Gander Mountain is the owner of the trademarks, trade names, service marks and registrations set forth on Exhibit A (the "Trademarks") and desires to grant Cabela's the right to obtain a license for and/or purchase the same under certain circumstances.

        NOW, THEREFORE, in consideration of the premises, and of Cabela's entering into and closing of the Asset Purchase Agreement, the parties hereto agree as follows:

        1.    Definitions.    Unless otherwise specifically defined herein, capitalized terms in this Agreement shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

        2.    Covenant not to Compete.    GMI and GMO covenant and agree that, contingent upon the Closing of the transactions contemplated by the Asset Purchase Agreement, for a period beginning on the date of Closing and ending on the seventh anniversary date of Closing, neither GMI nor any entity which it controls (such entity herein referred to as a "Gander Mountain Subsidiary") will directly or indirectly (whether as principal, agent, independent contractor, stockholder, representative, trustee, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a direct marketing business involving the sale of hunting, fishing or camping equipment and other outdoor sporting and recreational goods, apparel and services ("Goods and Services") through paper or other tangible catalogs, electronic catalogs or other electronic media, including specifically but without limitation, the Internet, telemarketing or any other direct marketing method or use the Trademarks in connection with any of said activities (the "Direct Marketing Business"); provided, however, that, notwithstanding the foregoing, the following activities shall be permitted and shall not constitute violations of the aforesaid covenants: (a) Gander Mountain and its Subsidiaries may own not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded so long as neither Gander Mountain nor any Gander Mountain Subsidiary has any other relationship with such corporation of the type specified above; and (b) during the ninety-day period after and beginning on the date of the Asset Purchase Agreement (the "Wind-Up Period"), Gander Mountain may engage in the sale of all inventory of the Catalog Division not sold to Cabela's and on hand as of the date of the Asset Purchase Agreement or received thereafter under purchase orders pursuant to letters of credit outstanding on the date thereof ("Letter of Credit Orders") (collectively, the "Retained Inventory") through (i) paper mail order liquidation catalogs and flyers and (ii) catalogs mailed prior to the date of the Asset Purchase Agreement. Cabela's agrees that Gander Mountain shall be entitled to use the inbound 800 telephone numbers included as part of the Purchased Assets in connection with such sales but for no other purpose during the Wind-Up Period, and Gander Mountain shall pay its costs of such usage. Gander Mountain agrees that no inventory of the retail store division of Gander Mountain ("Retail Store Inventory") shall be used to fill orders received through such catalogs or flyers. During the Wind-Up Period, Gander Mountain agrees not to purchase any new inventory, other than Letter of Credit Orders open at the date of signing the Asset Purchase Agreement, to fill orders received through such catalogs or flyers. During the Wind-Up Period, Gander Mountain shall promptly provide to Cabela's any requests for catalogs received by Gander Mountain during the Wind-Up Period and shall refer to Cabela's the portion of any order received during the Wind-Up Period which Gander Mountain cannot fill. After the Wind-Up Period, Gander Mountain shall not fill any more orders generated through any Direct Marketing Business out of Retained Inventory or Retail Store Inventory. Notwithstanding anything in this Section 1, it is understood that Gander Mountain's obligations during the Wind-Up Period shall not begin until the Closing Date.

        It is understood that communications incidental to the conduct of Gander Mountain's business of selling Goods and Services at its retail stores shall not be deemed to constitute such business as a Direct Marketing Business if the aggregate net sales of Gander Mountain attributable to such communications for a fiscal year which are not made to customers physically present on the premises of the retail stores ("Off-Premises Sales") do not exceed 1% of the aggregate net sales for such year made to customers physically present on such premises ("On-Premises Sales"). Within ninety days after the end of each fiscal year, Gander Mountain shall report to Purchaser the On-Premises Sales and the Off-Premises Sales during the previous fiscal year and shall provide Purchaser reasonable evidence or means of verification of such information.

        3.    Contingent Trademark License.    (a) In the event Gander Mountain is engaged in active steps to reenter the Direct Marketing Business after the expiration of the seven-year noncompetition period provided in Section 2, then Gander Mountain shall notify Cabela's in writing and Cabela's shall have the right to purchase from Gander Mountain for the sum of $1,000 a perpetual, exclusive license free and clear of all Liens to use the Trademarks in connection with its Direct Marketing Business; provided, however, if Gander Mountain in good faith disputes that its activities would be a Direct Marketing Business, and Cabela's takes a contrary position (a "Gander Mountain-Cabela's Dispute"), such license shall be granted only in the circumstances contemplated in Section 3(b) hereof. Such license shall be evidenced by a separate written agreement in form and content customary to licenses of the type described above. In the event neither Gander Mountain nor any person which has purchased, directly or indirectly, substantially all of the assets of the retail stores of Gander Mountain is using the Gander Mountain name in connection with the operation of at least one full-time retail store (i.e., open at least 30 hours per week), no matter how small such store is, then and at any time thereafter while such cessation or abandonment continues Cabela's shall have the right to purchase from Gander Mountain for the sum of $1,000 all rights constituting complete ownership of the Trademarks free and clear of all Liens; provided, however, that if on the date Gander Mountain ceases the operation of its last retail store it shall then be the subject of a case under Title 11 of the United States Code, then Gander Mountain shall have a period of six (6) months following such cessation to attempt to find a purchaser for the Trademarks and unless the Trademarks are purchased during such six month period, in which event such right shall not accrue, Cabela's right to purchase the Trademarks as provided in this sentence shall accrue on the 181st day following such cessation.

        (b)   If there is a Gander Mountain-Cabela's Dispute, such Dispute shall be resolved solely through binding arbitration in Chicago, Illinois by a panel of three arbitrators chosen by the American Arbitration Association ("AAA") who shall conduct the arbitration in accordance with the commercial arbitration rules of the AAA and such other procedures as they shall deem appropriate. If the arbitration determines that the activities of Gander Mountain are a Direct Marketing Business: Gander Mountain shall, immediately, cease such activities or grant the license contemplated by Section 3(a) to Cabela's, except that if the Off-Premises Sales exceed 1% but do not exceed 7.5% of the On-Premises Sales, and Gander Mountain does not determine to grant such license in addition to ceasing the activities which constitute a Direct Marketing Business, Gander Mountain shall pay to Cabela's, in cash, 5% of the amount of the Off-Premises Sales, and except that if the Off-Premises Sales exceed 7.5% of the On-Premises Sales, Gander Mountain shall be strictly obligated to grant such license (i.e., with no right to elect to cease the activities which constitute a Direct Marketing Business). Each of Gander Mountain and Cabela's shall bear their own costs in the arbitration, and the costs of the arbitrators and the AAA shall be borne as determined by the arbitrators.

        4.    Equitable Relief.    Without limiting the right of Cabela's to pursue all other legal and equitable rights available to it for violation of or failure of Gander Mountain to perform its obligations under this Agreement, but subject to Section 3(b) hereof, it is agreed that other remedies cannot fully compensate Cabela's for such a violation or failure and that Cabela's shall be entitled to injunctive or other equitable relief to prevent violation or continuing violation and/or to compel performance by Gander Mountain. Gander Mountain acknowledges that the restrictions in this Agreement are reasonable and that the consideration therefor is sufficient to fully and adequately compensate it therefor. Gander Mountain further acknowledges that the Trademarks are special and unique property and cannot be replaced or otherwise substituted for by other property or by money damages. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant or promise in this Agreement is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

enforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

        5.    Miscellaneous Provisions.

          a.    Further Executions and Deliveries.    From time to time at and after Closing, without further consideration, each of Gander Mountain and Cabela's agrees to execute and deliver to the other all such other and further instruments and documents, and affirmatively to cooperate with one another, as may be necessary to effectuate fully the transactions contemplated in this Agreement and the other documents and instruments referred to herein.

          b.    Amendments.    This Agreement may be amended or modified only by a written instrument executed by Cabela's and Gander Mountain.

          c.    Notices.    Any notice, demand, consent, approval, request, statement, document or other communications required or permitted to be given to or served upon either party hereto pursuant to this Agreement shall be in writing and shall be delivered personally (including by private carriers such as Federal Express), sent by facsimile transmission or sent by registered or certified mail, postage prepaid, addressed to such party as follows:

            (1)   If to GMI or GMO:

        Gander Mountain, Inc.
        P.O. Box 128
        Highway W
        Wilmot, Wisconsin 53192
        Attention: Ralph Freitag
        Fax No.: (414) 862-3588

        with a copy to:

        Foley & Lardner
        777 East Wisconsin Avenue
        Milwaukee, Wisconsin 53202
        Attention: Jeffrey H. Lane
        Fax No.: (414) 297-4998

            (2)   If to Cabela's:

        Cabela's Incorporated
        812 Thirteenth Avenue
        Sidney, Nebraska 69162
        Attention: David A. Roehr
        Fax No.: (308) 254-6969

        With a copy to:

        Koley, Jessen, Daubman & Rupiper, P.C.
        1125 South 103 Street, Suite 800
        Omaha, Nebraska 68124
        Attention: Paul C. Jessen
        Fax No.: (402) 390-9005

  All such communications mailed shall be deemed to have been given or served three (3) business days after the date of such mailing. All such communications delivered personally shall be deemed to have been given on the date of delivery. All such communications given by facsimile shall be deemed to have been given on the date the facsimile transmission is sent if confirmation of receipt is obtained, including confirmation given by the sending facsimile machine. Either Cabela's or Gander Mountain may, upon notice to the other as aforesaid, designate a different address or different addresses to which communications intended for it are to be sent.

          d.    Breach; Waiver.    No waiver of any breach of any warranty, representation, covenant or other term or provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other warranty, representation, covenant, term or provision.

          e.    Assignment.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party; provided, however, Cabela's may assign its rights under this Agreement without consent of Gander Mountain to any entity controlled by or controlling Cabela's. No assignment shall entitle any assignee to any greater rights hereunder than the assignor was entitled to.

          f.    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

          g.    Cumulative Rights and Obligations.    The rights and obligations of the parties under this Agreement are cumulative with, and independent of, any other rights and obligations of the parties under the Asset Purchase Agreement and all other agreements, documents and instruments contemplated therein.

GANDER MOUNTAIN, INC.		CABELA'S INCORPORATED
By:	/s/ David Lubar	By:	/s/ David A. Roehr
Title:	Chairman	Title:	Vice President
GMO, INC.
By:	/s/ David Lubar
Title:	Chairman

EXHIBIT A

A.
ISSUED TRADEMARKS

MARK	SERIAL NO. FILING DATE	REG NO ISSUE DATE
FLYING GOOSE AND MOUNTAIN LOGO	73/505,280 10/24/84	1,335,485 5/14/85
FLYING GOOSE AND MOUNTAIN LOGO	74/501,949 3/21/94	1,927,193 10/17/95
FOX RIVER BRAKE	74/366,221 3/9/93	1,850,302 8/16/94
GANDER MOUNTAIN	73/505,357 10/24/84	1,335,489 5/14/85
GANDER MOUNTAIN	74/502,019 3/21/94	1,927,194 10/17/95
GOOSE HEAD LOGO	73/505,339 10/24/84	1,339,735 6/4/85
QUIET+	74/354,786 2/2/93	1,792,716 9/14/93
THE VIXEN	74/366,220 3/9/93	1,850,301 8/16/94
B.
PENDING TRADEMARKS

FIRST ICE	74/721,565 8/28/95
FLYING GOOSE AND MOUNTAIN LOGO	74/588,061 10/20/94
FOX RIVER FIFTY	74/507,865 4/1/94
GANDER MOUNTAIN	74/588,060 10/20/94
ROYAL	74/660,805 4/13/95

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NONCOMPETITION AGREEMENT